Exhibit 10.1

EMPLOYMENT AND NON-COMPETE AGREEMENT

This EMPLOYMENT AND NON-COMPETE AGREEMENT (this “Agreement”) is made effective as of August 25, 2014, between HANGER PROSTHETICS & ORTHOTICS, INC., a Delaware corporation (the “Company”); and Melissa Debes (“Executive”).  The Company and Executive agree as follows:

1.                                      Employment. The Company agrees to employ Executive and Executive accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on September 8, 2014 (the “Commencement Date”) and ending upon termination pursuant to Section 4 (the “Employment Period”).  Executive represents and warrants that Executive is not subject to any restrictive covenants (including, without limitation, covenants not to compete and covenants not to solicit) that could possibly prevent Executive from entering into this Agreement or providing services on the Company’s behalf. Executive agrees not to use or disclose in the course of Executive’s employment with the Company any confidential information or trade secrets of any other Person.

2.                                      Services. During the Employment Period, Executive agrees (i) to devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business affairs of the Company (except for reasonable vacation periods subject to the reasonable approval of the Company or reasonable periods of illness or other incapacity); (ii) to render such services as the Company or Hanger, Inc. (“Hanger”) may from time to time direct; (iii) that Executive will not, except with the prior written consent of the Company, become engaged in or render services for any business other than the business of the Company; and (iv) that Executive will follow the policies and procedures of the Company, as set forth by the Company from time to time, as well as all applicable laws, rules and regulations, including with respect to healthcare.

3.                                      Salary, Bonus, Stock Options, Other Benefits.  In consideration for the valuable services to be rendered by Executive and for Executive’s agreement not to compete against the Company as described in Section 6 and not to disclose or use Confidential Information of the Company as described in Section 7, the Company hereby agrees as follows:

3.1                                               Salary.  From and after the Commencement Date, the Company will pay Executive a gross salary in periodic installments (the “Base Salary”) that, when annualized, is equivalent to Three Hundred Thousand Dollars ($300,000.00).  The Base Salary will be paid according to the Company’s normal payroll cycle and practices, which practices include the withholding of applicable payroll taxes and other normal adjustments and deductions.  Executive’s Base Salary may be adjusted annually each year based on an annual performance review as determined in the reasonable discretion of the Company.

3.2                                               Bonus Plan. Executive shall also be eligible to receive cash bonus compensation (“Bonus”) for each full calendar year during the Employment Period (which shall be deemed to include on a pro-rated basis, the portion of the calendar year 2014 during which Executive is employed with the Company, provided that Executive remains continuously employed with the Company for the remainder of 2014).  The targeted Bonus is forty percent (40%) of the Base Salary and is contingent on Executive meeting or exceeding certain performance goals and/or Hanger achieving certain year-end financial criteria, all as determined in the reasonable discretion of

Hanger. If Executive fails to meet such goals and/or Hanger fails to achieve such criteria, the Bonus will range from zero percent (0%) of the Base Salary to forty percent (40%) of the Base Salary. If Executive exceeds such goals and Hanger achieves or exceeds such criteria, the Bonus will range from forty percent (40%) of the Base Salary to eighty percent (80%) of the Base Salary. Notwithstanding the foregoing, in the event that Executive or Hanger fail to attain their minimum respective goals or criteria in any given year, Hanger may, in its reasonable discretion, decline to award any Bonus to Executive. Such Bonus shall be payable between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with Hanger’s normal practices.

3.3                               Stock Options & Restricted Stock.

(a)                                 In addition to the compensation described in Section 3.1 and Section 3.2 of this Agreement, Executive may have the opportunity to receive options to purchase stock or restricted shares of stock of Hanger in a manner consistent with any stock option or restricted share plan adopted by Hanger. The determination as to the amount of stock, if any, to be purchased under such stock option or restricted share plan shall be subject to the sole discretion of the Board of Directors of Hanger or a committee thereof.

(b)                                 As an incentive for Executive’s future performance in improving shareholder value, Executive will be entitled to receive a special, time-based grant of five thousand (5,000) restricted shares of Hanger stock (“Special Grant”).  The grant date of the Special Grant shall be no later than thirty (30) days after the Commencement Date of the Original Agreement.  The Special Grant shall be subject to such other terms and conditions as reasonably determined by the Board of Directors of Hanger or a committee thereof, consistent with the terms and conditions of the applicable stock option or restricted share plan and agreement(s) executed in connection therewith.

(c)                                  The options or restricted shares described in Section 3.3(a) and Section 3.3(b) shall be evidenced by one or more stock option agreements or restricted share agreements (each, a “Stock Agreement”) between Executive and Hanger, which Stock Agreement(s) shall provide for a vesting schedule of four (4) years, in equal parts, of the options or restricted shares granted thereunder.

3.4                               Benefits.  Executive shall be entitled to four (4) weeks of vacation per year and sick leave and medical and other benefits consistent with those received by other similarly-situated executives of the Company as determined in the sole discretion of Hanger’s executive management. Executive shall also receive an automobile allowance in an amount equal to Five Hundred Dollars ($500.00) per month.

3.5                               Determination of Cap or Payment.

(a)                                 If any benefit to be received by Executive under this Agreement, either alone or in conjunction with any other payment or benefit to which the Executive is entitled (the “Total Benefits”), would be subject to an excise tax pursuant to Internal Revenue Code (“Code”) Section 4999, then the Total Benefits payable in cash shall first be reduced (such reduction to be applied first to the payments otherwise scheduled to occur the earliest), and the

Total Benefits to be provided on a non-cash basis shall thereafter be reduced (such reduction to be applied first to the benefits otherwise scheduled to occur the earliest), to the minimum extent necessary so that no portion of the Total Benefits is subject to such excise tax; provided that such reduction shall only apply if the net amount of the Total Benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Benefits) is greater than or equal to the net amount of the Total Benefits without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Benefits and the amount of excise taxes to which Executive would be subject in light of such unreduced Total Benefits).

(b)                                 The determination of whether excise taxes will apply as a result of the provision of the Total Benefits hereunder will be made by independent tax counsel selected and paid by the Company.

4.                                      Termination of Employment. The Employment Period will continue from the Commencement Date until terminated by (a) Executive’s death or permanent disability which renders Executive unable to perform the essential functions of Executive’s duties hereunder, with or without reasonable accommodation; (b) Executive, including Executive’s resignation; (c) the Company for Cause; or (d) the Company without Cause. If Executive terminates Executive’s employment under Section 4.1(b), written notice of at least thirty (30) days shall be provided to the Company in accordance with the provisions of Section 8; and if the Company terminates Executive’s employment under Section 4.1(d), written notice of at least thirty (30) days shall be provided to Executive in accordance with the provisions of Section 8. For purposes of this Section 4.1, “Cause” shall mean (i) the repeated failure or refusal of Executive to follow the lawful directives of the Company or its designee (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Executive, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Executive, (iv) the commission by Executive of a felony or other crime involving moral turpitude or the commission by Executive of an act of financial dishonesty or (v) the failure of Executive to meet acceptable and ordinary performance standards commensurate with the position then held by Executive after notice and an opportunity to cure.

5.                                      Non-Compete.

5.1                               In the event the Employment Period is terminated under Section 4(b) or Section 4(c), then Section 5(b) will apply to Executive. In the event the Employment Period is otherwise terminated, such as without Cause, then no part of Section 5(b) will apply to Executive.  All other provisions of Section 5 will apply to Executive regardless of the reason for termination of the Employment Period.

5.2                               Executive recognizes and acknowledges that by virtue of signing this Agreement and accepting employment hereunder, Executive will receive training materials, Trade Secrets and other Confidential Information and will acquire additional valuable training and knowledge, enhance Executive’s professional skills and experience, and learn additional proprietary Trade Secrets and Confidential Information of the Company.  In consideration of the foregoing and this employment contract, Executive agrees that Executive will not, during Executive’s term of employment and for a period of two (2) years after the termination of such employment, directly or indirectly (i) engage, whether as principal, agent, investor, representative, or stockholder (other than as the holder of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), any employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture anywhere within the continental United States that is competitive with the business of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) on and prior to the termination of Executive’s employment, (ii) solicit or entice or endeavor to solicit or entice away from the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) any director, officer, employee, agent or consultant of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger), with whom Executive had contact during Executive’s employment with the Company, either on Executive’s own account or for any Person, firm, corporation or other organization, regardless of whether the Person solicited would commit any breach of such Person’s contract of employment by reason of leaving the Company’s service; (iii) solicit or entice or endeavor to solicit or entice away any of the referral sources, patients, clients or customers of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) with whom Executive had contact during Executive’s employment with the Company for the purpose of competing with the business of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger), either on Executive’s own account or for any other Person, firm, corporation or organization; (iv) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any Person who was a director, officer, or employee of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) at any time during the two (2) years preceding the termination of the Employment Period and with whom Executive had contact during Executive’s employment with the Company, unless such Person’s employment was terminated by the Company and/or Hanger (including any direct or indirect subsidiary of Hanger); or (v) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any Person who is or may be likely to be in possession of any Confidential Information.  Executive agrees that the restraint imposed under this Section 5 is reasonable and not unduly harsh or oppressive.  The parties hereto agree that if, in any proceeding, the Court or other authority shall refuse to enforce covenants set forth in this Section 5, because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

5.3                               Since a material purpose of this Agreement is to protect the Company’s investment in Executive and to secure the benefits of Executive’s background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Section 5 or Section 6 and that any such breach will cause the Company irreparable harm.  Therefore, in the event of a breach by Executive of any of the provisions of this Section 5 or Section 6, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

5.4                               Executive specifically authorizes and permits the Company to provide any Person with which Executive serves (or may serve) as an employee, director, owner,

stockholder, consultant, partner (limited or general) or otherwise with a copy of this Agreement or a general description of some or all of the terms of this Agreement.

6.                                      Confidential Information; Return of Property. During Executive’s employment with the Company and for an unlimited period of time thereafter, this Section 6 shall apply to Executive.

6.1                               Executive acknowledges that the Confidential Information to be obtained by Executive during the Employment Period is the property of the Company.  Unless Executive secures the Company’s written consent, Executive will not disclose, use, disseminate, lecture upon, or publish Confidential Information, whether or not such Confidential Information was developed by Executive.

6.2                               Definitions.

(a)                                 “Confidential Information” means information disclosed to Executive or known by Executive as a result of Executive’s employment with the Company, not generally known in the industry, about the Company’s product specifications, service specifications, manufacturing procedures, technology, designs, know-how, research and development programs, sales methods, sales levels and quantities, costs, margins, customer usages and requirements, designs, specifications, developments, discoveries, inventions, products, techniques, processes, methods, programs, formulas, notes, equipment, plans, devices, computer programs, hardware or software, including, without limitation, flow charts, logic diagrams, passwords, source code and object code, documentation, data services, suppliers, referral sources, patients, clients or customers, including, but not limited to, clinical programs, procedures and protocols, research, operating manuals, business methods, financial strategic planning, client retention, customer, patient, client, referral source and supplier lists, data processing, insurance plans, risk management, marketing, contracting, selling and employees, including, without limitation, Trade Secrets.

(b)                                 “Trade Secret” shall mean information, including a formula, pattern, compilation, program, device, method, technique, process, financial data, or list of actual or potential customers or suppliers that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6.3                               Executive agrees to preserve for the Company’s exclusive use and deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all Company equipment and property (including, without limitation, tools, computers, mobile communication devices and furniture) and all memoranda, data, notes, plans, records, reports and other documents, whether in electronic, written or other form (and copies thereof), relating to the business of the Company which Executive may then possess or have under Executive’s control.

7.                                      Miscellaneous. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company. The Company may assign its rights and delegate its duties hereunder without the consent of Executive to Permitted Transferees. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of Texas.  All disputes under this Agreement shall be submitted to and governed by binding arbitration with an arbitrator experienced in corporate health care from the American Arbitration Association; except only that the Company may seek relief in a court of competent jurisdiction in the event of a claimed violation of Section 5 or Section 6 of this Agreement. Executive hereby agrees that any action or proceeding regarding or relating to this Agreement that is properly submitted to a court of competent jurisdiction as described in the preceding sentence shall be subject to the exclusive jurisdiction of the courts of the State of Texas, County of Travis, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Texas, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party hereto anywhere in the world. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.  Notwithstanding anything in this Agreement to the contrary, the Company shall unilaterally have the right to amend this Agreement to comply with Section 409A of the Code.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

8.                                      Notices. Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently be designated by like notice:

If to the Company:

Vice President, Human Resources

c/o Hanger, Inc.

10910 Domain Drive, Suite 300

Austin, Texas 78758

If to Executive:

Melissa Debes

(Intentionally Omitted)

9.                                      Severance.

9.1                                               In the event that Executive’s employment with the Company is terminated under Section 4(a), Section 4(b), Section 4(c), Executive shall receive no severance payments or salary continuation whatsoever.

9.2                                               In the event Executive’s employment with the Company is terminated under Section 4(d), then the Company shall provide Executive with salary continuation in a total aggregate amount equal to the sum of six (6) months of the Base Salary (at the annualized rate in effect immediately prior to termination), to be paid out in equal installments over a six (6) month period, with such payments to commence within thirty (30) days following Executive’s execution on or following Executive’s last day of work with the Company of the agreement and general release described in this Section 9.2. Nothing in this Section 9.2 shall preclude the Company from exercising any rights or remedies available to it at law or in equity. Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any payments under this Section 9.2 unless Executive has first duly executed a form of agreement and general release acceptable to the Company releasing the Company from certain claims Executive may have in connection with Executive’s employment with the Company and the termination thereof, to the extent permitted by law.

10.                               Benefit and Severance Limitations.  Notwithstanding anything in this Agreement to the contrary, each of the following shall, without limiting any other remedies available to the Company, be considered a breach of this Agreement completely relieving the Company of any obligations due or owing at any time to Executive under Section 9: (i) the failure of Executive to use Executive’s best efforts to ensure a smooth transition to Executive’s successor; or (ii) the breach by Executive of any of the provisions of Sections 5 or 6. Nothing in this Agreement shall preclude the Company from exercising any rights or remedies available to it at law or in equity.

11.                               Definitions.

11.1                        The “Company” shall include Hanger and any other past, present or future direct or indirect subsidiaries of Hanger.

11.2                        “Permitted Transferee” shall mean (a) any successor by merger or consolidation to the Company or any Permitted Transferee; (b) any purchaser of all or substantially all of the Company’s or any Permitted Transferee’s assets; (c) any parent or subsidiary corporation of the Company; and (d) any lender to (i) the Company, (ii) any Permitted Transferee and/or (iii) any affiliate of the Company or of any Permitted Transferee.

11.3                        “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

12.                               Acknowledgement. Executive acknowledges and agrees that Executive has been given ample time and fair opportunity to review this Agreement, to ask any questions Executive might have, to consult with an attorney or other professional and to suggest alternative provisions. Executive further states that Executive understands the meaning and import of the terms and provisions of this Agreement, that the Company has not unfairly or unduly influenced Executive to sign this Agreement and that Executive willingly and voluntarily enters into this Agreement as a condition of Executive’s employment and for fair and reasonable consideration.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HANGER PROSTHETICS & ORTHOTICS, INC.

By:	/s/ Andrew C. Morton
Andrew C. Morton
Vice President & Chief Human Resources Officer

/s/ Melissa Debes
Melissa Debes